EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SUPERVALU Appoints Final Two Members to its Reconstituted Board of Directors

MINNEAPOLIS—July 18, 2013—SUPERVALU INC. (NYSE: SVU) today announced the election of the final two members to its reconstituted Board of Directors: Eric G. Johnson, president and chief executive officer of Baldwin Richardson Foods Company and Sam Duncan, SUPERVALU’s president and chief executive officer, accepted their board appointments.

“I am very pleased that Eric has joined the SUPERVALU Board of Directors,” said Bob Miller, SUPERVALU’s non-executive chairman. “He will bring a unique perspective to the group as both an entrepreneur and as a major producer of products and ingredients to the food industry.”

“I am also happy to announce that Eric’s appointment brings to a completion our director search and allows Sam to become an active participant on our board going forward,” Miller concluded.

Mr. Johnson is president and chief executive officer of Baldwin Richardson Foods Company, one of the largest African-American owned businesses in the food industry.  Mr. Johnson was the chief executive officer of Johnson Products Company from 1989 to 1991, purchased Baldwin Ice Cream Co. in 1992, and in 1997 completed the acquisition of Richardson Foods from Quaker Oats Company to form Baldwin Richardson Foods Company.  Today, Baldwin Richardson is a major producer of products and ingredients for McDonald’s Corporation, Kellogg, General Mills and Frito Lay.  The company also has retail brands and foodservice products that it distributes nationally.  Mr. Johnson serves as a member of the Board of Directors for Lincoln National Corporation and is chairman of its Finance Committee. He also sits on the Board of Trustees for Babson College and serves on the Board of the Urban League of Rochester.  Mr. Johnson is a graduate of Babson College.

Mr. Duncan was appointed president and chief executive officer of SUPERVALU on February 4, 2013 and has led the Company through completing the New Albertsons, Inc. sale in March and repositioning of the Company as a more focused and efficient wholesale and retail grocery operation.  Prior to joining SUPERVALU, Mr. Duncan was chairman, chief executive officer and president of OfficeMax from 2005-2011 and president and chief executive officer of ShopKo from 2002-2005.  He has more than 40 years of retail experience, including nearly 30 years with Albertsons and Kroger in roles of increasing responsibility.

The 11-person board resulting from these appointments includes six members who are independent directors under the New York Stock Exchange listing standards.  With the appointments of Mr. Johnson and Mr. Duncan, the changes in Board composition required by the Tender Offer Agreement dated January 10, 2013 by and between SUPERVALU, Symphony Investors, LLC and Cerberus Capital Management, L.P., have been completed.

About SUPERVALU INC.

SUPERVALU Inc. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $17 billion. SUPERVALU serves customers across the United States through a network of approximately 3,420 stores composed of 1,900 independent stores serviced primarily by the Company’s food distribution business, 1,332 Save-A-Lot stores, of which 957 are operated by licensee owners; and 191 traditional retail grocery stores. Headquartered in Minnesota, SUPERVALU has approximately 35,000 employees. For more information about SUPERVALU visit www.supervalu.com.

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Investor Contact:

Steve Bloomquist, 952-828-4144

Steve.Bloomquist@supervalu.com

Media Contact:

Jeff Swanson, 952-903-1645

Jeffrey.swanson@supervalu.com